UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2024 (October 17, 2024)

Nano Nuclear Energy Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-42044	88-0861977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Times Square, 30th Floor

New York, New York 10018

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 634-9206

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.0001 per share	NNE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2024, NANO Nuclear Energy, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Jiang (Jay) Yu pursuant to which Mr. Yu will serve as the Company’s President and report to the Company’s Board of Directors (the “Board”). The Compensation Committee of the Board (with the members of such committee also comprising a majority of the entire Board) independently reviewed and approved the Employment Agreement.

The Employment Agreement has an effective date of October 1, 2024, and has a three-year term, after which the Employment Agreement will automatically renew for additional one-year periods unless either party provides written notice of its intention not to extend the Employment Agreement at least 90 days prior to a renewal date. During the term of the Employment Agreement, Mr. Yu will provide no less than 40 hours per week to the business and affairs of the Company.

The Employment Agreement entitles Mr. Yu to a base salary of $420,000, eligibility for an annual bonus, eligibility for equity-based compensation awards and fringe benefits, perquisites, and employee benefits consistent with the Company’s practices. The Employment Agreement also entitles Mr. Yu to be indemnified and advanced legal fees to the maximum extent permitted under the Company’s bylaws and other governing documents.

Upon the expiration of the term, the Company’s termination of Mr. Yu for “Cause” (as defined in the Employment Agreement) or Mr. Yu’s termination without “Good Reason” (as defined in the Employment Agreement), Mr. Yu will be entitled to receive any accrued by unpaid base salary, accrued by unused vacation, reimbursement for unreimbursed business expenses, and employee benefits in accordance with the Company’s plans (collectively, the “Accrued Amounts”).

Under the Employment Agreement, if the Company terminates Mr. Yu without Cause or Mr. Yu terminates employment with the Company for Good Reason, subject to the execution and nonrevocation of a release of claims, Mr. Yu is entitled to receive the following: (i) 100% of any earned, pro-rated bonus, (ii) continued base salary for one year following termination, (iii) subsidized COBRA coverage for up to 18 months, and (iv) the treatment of Mr. Yu’s outstanding equity awards to be determined in accordance with the applicable equity plan and award agreement.

If Mr. Yu dies or becomes “Disabled” (as defined in the Employment Agreement) during the term of the Employment Agreement, Mr. Yu will become entitled to receive the Accrued Amounts and a lump sum payment of Mr. Yu’s pro-rata bonus for the year of termination.

The Employment Agreement includes standard restrictive covenants in favor of the Company, including confidentiality and one-year post-termination customer and employee non-solicitation and non-competition restrictions.

Mr. Yu will not receive any additional compensation for his service as a member of the Board.

The foregoing description the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description

10.1	Employment Agreement, dated October 17, 2024, between the Company and Jaing Jay Yu.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2024	NANO Nuclear Energy Inc.

	By:	/s/ James Walker
	Name:	James Walker
	Title:	Chief Executive Officer